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                                                                   EXHIBIT 11.1



                                 Tekgraf, Inc.


                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                For the Three Months
                                                                   Ended March 31,
                                                                   ---------------

                                                               1999             1998
                                                               ----             ----

Net income (loss)                                           $ (175,211)      $   94,225
Basic and diluted weighted average shares outstanding        6,161,664        5,266,666

Net income (loss) per share                                 $    (0.03)      $     0.02